Exhibit 99.1
News Release

www.nortel.com

March 10, 2006

For more information:

Media	Investors
Patricia Vernon	(888) 901-7286
(905) 863-1035	(905) 863-6049
patricve@nortel.com	investor@nortel.com
NORTEL TO DELAY FILING OF ITS 2005 ANNUAL REPORTS UNTIL END OF APRIL 2006 AND
RESTATE CERTAIN PRIOR PERIOD RESULTS
NORTEL ANNOUNCES PRELIMINARY UNAUDITED Q4 AND YEAR 2005 RESULTS
•	Financial restatements principally due to revenue incorrectly recognized in prior periods that should have been deferred

•	Preliminary unaudited Q4 2005 results include revenues of $2.9 billion, net loss of $2.2 billion, including a $2.5 billion litigation expense, and cash balance of $3.0 billion

•	Preliminary unaudited year 2005 results include revenues of $10.8 billion and net loss of $2.4 billion
TORONTO — Nortel [NYSE/TSX: NT] today announced that it and its principal operating subsidiary, Nortel Networks Limited (“NNL”) are delaying the filing with the U.S. Securities and Exchange Commission (“SEC”) of their annual reports on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) and their corresponding filings under Canadian securities laws, and announced preliminary unaudited fourth quarter and year 2005 results (in U.S. dollars and in accordance with U.S. GAAP).
Nortel announced that it and NNL will restate their financial results for 2003, 2004 and the first nine months of 2005, and will have adjustments to periods prior to 2003, primarily due to revenue incorrectly recognized in prior periods that should have been deferred to future periods. The restatement adjustments were identified primarily through an extensive contract review undertaken as part of remedial efforts to compensate for previously reported internal control deficiencies and through discussions with their independent auditors as part of the audit of the 2005 financial results.
The Company currently expects revisions to its previously reported 2003 and 2004 financial results reflecting negative impacts on revenue of $157 million and $77 million and on net earnings/loss of $91 million and $93 million, respectively, as well as revisions to its previously reported 2005 nine month results reflecting negative impacts on revenue of $162 million and on net earnings/loss of $95 million in the aggregate. With respect to financial results prior to 2003, the Company currently expects revisions reflecting negative impacts on revenue of $470 million and on net earnings/loss of $99 million, in the aggregate.

“Our priority is to have accurate financial information. Although the need to restate certain financial statements is unfortunate, it’s the right thing to do. This revenue is real — it was recognized in the wrong periods. The restatements do not affect the Company’s cash position,” said Mike Zafirovski, president and chief executive officer, Nortel. “The extensive contract review we undertook in 2005 underscores our commitment to ensure a solid foundation for this Company going forward. Though it will take time, our unwavering commitment to be among the top companies in the world in corporate governance and business and financial controls remains.”
The results set forth in this press release, including expected restatement impacts, are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.
Preliminary Unaudited Fourth Quarter 2005 Results
Revenues were $2.95 billion for the fourth quarter of 2005 compared to $2.59 billion for the fourth quarter of 2004 and $2.62 billion for the third quarter of 2005. The Company reported a net loss in the fourth quarter of 2005 of $2.21 billion, or $0.51 per common share on a diluted basis, compared to net earnings of $107 million, or $0.02 per common share on a diluted basis, in the fourth quarter of 2004 and a net loss of $110 million, or $0.02 per common share on a diluted basis, in the third quarter of 2005.
Net loss in the fourth quarter of 2005 included a litigation expense of $2,474 million, or $0.57 per common share on a diluted basis, as a result of an agreement reached in principle for the proposed settlement of certain shareholder class action litigation and a tax benefit of approximately $140 million related to a liability release as a result of a transfer pricing resolution. The Company is in continuing mediation discussions regarding the proposed settlement.
“2005 was an important year,” said Zafirovski. “The business was stabilized and we began to set the foundation for the future. Because of Nortel’s strong technology solutions and customer relationships, we grew our business in 2005 for the first time in five years. We are, however, certainly not satisfied with our financial results which in my opinion have not been good in terms of growth, operating margins and cash flows since 1998. We are working diligently to rectify this and we expect that you will start to see improved results during 2006.”
Breakdown of Fourth Quarter 2005 Revenues
Carrier Packet Networks revenues were $802 million, an increase of 17 percent compared with the year-ago quarter and an increase of 2 percent sequentially. GSM and UMTS Networks revenues were $755 million, an increase of 12 percent compared with the year-ago quarter and an increase of 14 percent sequentially. CDMA Networks revenues were $741 million, an increase of 23 percent compared with the year-ago quarter and an increase of 52 percent sequentially. Enterprise Networks revenues were $651 million, an increase of 3 percent compared with the year-ago quarter and a decrease of 5 percent sequentially.
Gross margin
Gross margin was 43 percent of revenue in the fourth quarter of 2005.
Selling, general and administrative (SG&A)
SG&A expenses were $674 million in the fourth quarter of 2005, which included costs of approximately $38 million related to executive recruitment and retirement and costs of approximately $50 million related to internal control remedial measures, investment in the Company’s finance processes and prior restatement related activities. This compares to SG&A expenses of $528 million for the fourth quarter of 2004, which included bad debt recoveries of $80 million and $67 million related to internal control remedial measures and restatement activities, and $584 million for the third quarter of 2005, which included a cost of approximately $50 million related to internal control remedial measures, investment in the Company’s finance processes and restatement related activities.
Research and development (R&D)
R&D expenses were $450 million in the fourth quarter of 2005, compared to $491 million for the fourth quarter of 2004 and $447 million for the third quarter of 2005. The fourth quarter of 2005 R&D expenses reflect increased investments in targeted product areas, partially offset by the favorable impact of the savings associated with our 2004 restructuring plan.

Other income (expense) — net
Other income — net was $112 million, which primarily related to a gain on the sale of an investment of $45 million and investment income of $35 million.
Tax
The Company recorded an income tax recovery of $101 million in the fourth quarter of 2005, which primarily related to a tax benefit of approximately $140 million related to a liability release as a result of a transfer pricing resolution, partially offset by income tax expenses in profitable jurisdictions.
Cash
Cash balance at the end of the fourth quarter of 2005 was $2.95 billion, compared to $3.00 billion at the end of the third quarter of 2005. Cash generated from operations in the fourth quarter of 2005 of $118 million was primarily offset by $127 million of investment activities.
Preliminary Unaudited Year 2005 Results
In 2005, revenues were $10.83 billion compared to $9.75 billion for the year 2004. Nortel reported a net loss of $2.41 billion, or $0.56 per common share on a diluted basis, for the year 2005, compared to a net loss of $144 million, or $0.03 per common share on a diluted basis, for the year 2004. The year 2005 results included a litigation expense of $2,474 million, as a result of the agreement reached in principle for the proposed settlement of certain shareholder class action litigation, special charges of $173 million related to restructuring activities and $46 million of costs related to the sale of businesses and assets.
Outlook (a)
“I am excited to be here at Nortel. This is a company with terrific assets that just hasn’t been operating as well as it could. By improving our processes and cost structure, we will capitalize on the strength of Nortel’s technology, customer relationships and dedicated employees to improve our performance,” said Zafirovski.
Specifically commenting on the Company’s financial expectations, Peter Currie, executive vice president and chief financial officer, Nortel, said, “We expect revenue momentum in the second half of 2006 resulting in mid to high single digit growth for the full year 2006 compared to 2005. For the full year, we expect gross margin to be in the low 40s as a percentage of revenue and operating expenses to be essentially flat compared to 2005 with inflation and growth related expenses offsetting productivity and efficiencies.”
(a)	The Company’s financial outlook contains forward-looking information and, as such, is based on certain assumptions, and is subject to important risks and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
Restatements
As previously disclosed, the Company has continued to identify, develop and implement the Board mandated remedial measures to address the as yet unremedied material weaknesses in its internal control over financial reporting that have been identified by the Company and its independent auditors. As part of these remedial efforts to ensure the reliability of its financial reporting, the Company has undertaken intensive efforts in 2005 to validate its recognition of revenue. The contract review and discussions with Nortel’s independent auditors referred to above have related primarily to the Company’s accounting for complex contractual arrangements under American Institute of Certified Public Accountants Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, and SOP 97-2, “Software Revenue Recognition”. This work has resulted in the determination that certain revenue recognized in prior periods should have been deferred and recognized in future periods for contracts involving multiple deliverable elements, including upon the delivery of undelivered elements such as hardware, software and/or services.
As outlined above and subject principally to the audit of the Company’s financial statements by its independent auditors, the Company currently expects revisions to its previously reported 2003 and 2004 financial results reflecting negative impacts on revenue of $157 million and $77 million and on net earnings/loss of $91 million and $93 million, respectively, as well as revisions to its previously reported 2005 nine month results reflecting negative impacts on revenue of $162 million and on net earnings/loss of $95 million in the aggregate. With respect to financial results prior to 2003, the Company currently expects revisions reflecting negative impacts on revenue of $470 million and on net earnings/loss of $99 million in the aggregate. Pending the issuance by the Company’s and NNL’s independent auditors of its audit opinions in respect of Nortel’s and NNL’s restated financial statements, the previously filed financial statements of Nortel and NNL for such periods, including the corresponding interim financial statements, and the auditors’ reports on the respective annual financial statements should not be relied upon.

The Company expects that full remediation of its material weaknesses, ineffective internal control over financial reporting and ineffective disclosure controls and procedures will continue to take significant time and effort.
The Company expects to file its and NNL’s 2005 Form 10-K by April 30, 2006 and any other required amendments to periodic reports for prior periods thereafter. The Company and NNL will therefore file with the SEC a Form 12b-25 Notification of Late Filing relating to the delay in filing their 2005 Forms 10-K and indicating that the filings will not be made within the 15-day extension period permitted by the Form. The Company has notified the New York Stock Exchange and the Toronto Stock Exchange of the delay in filing the 2005 Form 10-K. The Company and NNL will provide bi-weekly updates on their affairs in accordance with the alternate information guidelines of the Ontario Securities Commission until they are current with their filing obligations under Canadian securities laws.
Potential Impacts
Credit Facility; EDC Support Facility; Debt Securities
Since the Company will not be able to file its 2005 Form 10-K by March 16, 2006, absent a waiver, an event of default will occur under Nortel’s US$1.3 billion one-year credit facility (the “2006 Credit Facility”). As a result of this and certain other related breaches, lenders holding greater than 50% of each tranche under the 2006 Credit Facility have the right to accelerate such tranche, and lenders holding greater than 50% of all of the secured loans under the 2006 Credit Facility have the right to exercise rights against certain collateral. The entire US$1.3 billion under the 2006 Credit Facility is currently outstanding. Nortel will request a temporary waiver from the lenders while Nortel completes its filing obligations. There can be no assurance that Nortel will receive such a waiver.
In addition, as a result of a cross-default provision and other related breaches, absent a waiver, Export Development Canada (“EDC”) will have the right to refuse to issue additional support and terminate its commitments under the US$750 million support facility (the “EDC Support Facility”) or require that NNL cash collateralize all existing support. As at March 8, 2005, there was approximately US$161 million of outstanding support under this facility. NNL will request a temporary waiver from EDC to permit continued access to the facility while Nortel completes its filing obligations. There can be no assurance that NNL will receive such a waiver.
Once the delay in filing the 2005 Form 10-K extends beyond March 31, 2006, the Company and NNL will not be in compliance with their obligations to deliver their SEC filings to the trustees under their public debt indentures. The delay in filing the 2005 Form 10-K will not result in an automatic default and acceleration of such long-term debt. Neither the trustee under any such public debt indenture nor the holders of at least 25% of the outstanding principal amount of any series of debt securities issued under the indentures will have the right to accelerate the maturity of such debt securities unless the Company or NNL, as the case may be, fails to file and deliver its 2005 Form 10-K within 90 days after the above mentioned holders have given notice of such default to the Company or NNL. In addition, any acceleration of the loans under the 2006 Credit Facility would result in a cross-default under the public debt indentures that would give the trustee under any such public debt indenture or the holders of at least 25% of the outstanding principal amount of any series of debt securities issued under the indentures the right to accelerate such series of debt securities. Approximately US$500 million of debt securities of NNL (or its subsidiaries) and US$1.8 billion of convertible debt securities of the Company (guaranteed by NNL) are currently outstanding under the indentures.
If an acceleration of the Company’s and NNL’s obligations were to occur, the Company and NNL may be unable to meet their respective payment obligations with respect to the related indebtedness. Nortel and NNL are working with its lenders and EDC to obtain waivers.
Annual Shareholders’ Meeting
The Company also announced, due to the delay in the filing of its 2005 financial statements, it is postponing its previously announced Annual Shareholders’ Meeting originally scheduled for May 2, 2006. The postponement is required because Canadian law requires that the Company’s 2005 audited financial statements be placed before the shareholders at the Annual Shareholders’ Meeting, and SEC rules require that the Company provide its 2005 audited financial statements to shareholders either prior to or concurrently with the mailing of the proxy materials for the meeting. The new date will be announced, and the meeting will be held, as soon as practicable after the filing of the 2005 Form 10-K.

Revenue Momentum
Momentum across Nortel’s mobility portfolio including a three-year contract with Cingular Wireless for GSM and UMTS wireless voice core technologies, selection by Edge Wireless to expand its network and begin UMTS and HSDPA 3G field trials, selection by the Alberta Special Areas Board to build what is believed to be the first commercial broadband wireless access network in Canada based on the WiMAX IEEE 802.16-2004 standard, the announcements by Vivo Brazil, Telecommunications Services of Trinidad and Tobago and Télébec Mobilité for CDMA 2000 1X 3G network expansions, the deployment of a Nortel wireless mesh network by The National Centre for Traditional Arts in Taiwan, and the selection by Thales UK of Nortel’s industry leading GSM-R solution for the Channel Tunnel Rail link between London and Folkestone.
Comcast, the world’s largest cable operator, has joined Nortel’s significant family of cable customers including Time Warner Cable, Cox, and Rogers. Comcast has chosen Nortel’s next-generation optical solutions for their national backbone project, including the Nortel Common Photonic Layer (CPL) and Optical Multiservice Edge (OME) 6500 platforms as well as a full suite of implementation, integration and support services.
Nortel demonstrated strong momentum domestically and internationally with enterprise customer converged networks including deployments for the U.S. corporate offices of Telstra, the Channel Tunnel Rail Link in the UK, Ford Otosan in Turkey, KPN in the Netherlands, HOT Telecom in Israel, a self-service solution for the Orlando Airport and a business continuity/disaster recovery solution for the Australian Stock Exchange. In addition, the Company provided the telephony infrastructure for the Olympic games in Turin, Italy.
Nortel also announced contracts to support the networking infrastructure of government entities, including the U.S. Postal Office and the Census Bureau in the U.S., as well as international deployments, such as China’s West-East Gas Pipeline Project and the Israeli Knesset, with IP telephony solutions.
Leading Next-Generation Solutions
Nortel continues to showcase its IMS solution and technical leadership with the announcement of plans for commercial availability in 2006 of Nortel’s Call Session Control Function (CSCF), which is in multiple global customer trials on the Advanced Telecom Computing Architecture (aTCA). Nortel also continues to lead the market in solution openness as it showcased its interoperability in the recent Open Mobile Alliance (OMA) testfest in Montreal where Nortel showcased interoperability between its IMS solution and IMS clients and application/service enabler servers from multiple major vendors.
Nortel is the #1 Global Leader for the full year 2005 for Service Provider VoIP according to Synergy Research Group, and the recent selection by Movistar in Argentina and deployment by neuf Cegetel, France’s largest alternative operator of a VoIP solution from Nortel builds on this leadership position. Nortel’s VoIP systems have been designed to easily transition to IMS, with all Nortel call servers providing IP Multimedia and SIP Call Session Control. Nortel is currently engaged in IMS trials with leading operators in each of the key telecom domains being wireline, cable, CDMA and GSM/UMTS, including an evaluation in Verizon’s lab in Waltham, Mass., to demonstrate Nortel’s IMS multi-vendor interoperability and full support for voice services over fiber to the premise (FTTP).
With the agreement to acquire Tasman Networks, which delivers high-performance, wide-area network IP routers, Nortel strengthened its enterprise infrastructure solutions. The Tasman products will enhance Nortel’s ability to provide seamless, feature-rich networks that support critical real-time applications including voice, video, and streaming multimedia applications to small to medium-sized branch office deployments.
Continuing to focus on delivering faster and more efficient wireless capabilities, Nortel’s demonstrated several High Speed Downlink Packet Access (HSDPA) / High Speed Uplink Packet Access (HSUPA) milestones including the successful completion of HSDPA calls and reaching 3.6Mbps data rates over the air interface with Qualcomm, completion of the industry’s first successful demonstration of live HSDPA data card calls with Option N.V., successful completion of UMTS and HSDPA calls in the 900 MHz band with Qualcomm and Orange, and demonstration of the industry’s first simultaneous HSUPA and HSDPA calls over commercially available equipment at 3GSM World Congress in Barcelona.

New Strategic Relationships
Creating a powerful new player in the high growth ultra broadband access market Nortel and Huawei Technologies Co., Ltd. have entered into a Memorandum of Understanding with the intent to establish a joint venture focused on product enhancements for Huawei’s current broadband access portfolio and the development of a new ultra broadband product portfolio. The two companies have also entered into a supply agreement that allows Nortel to immediately begin engaging customers with Huawei’s current industry-leading broadband access portfolio supporting Nortel’s focus on seizing opportunities that will generate new revenue and expand operating margin.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Our next-generation technologies, for both service providers and enterprises, span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “envisions”, “seeks” and other similar language and are considered forward-looking statements. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different.
Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from the announcement today of the restatement and Nortel’s two previous restatements of its financial results; Nortel’s prices increasing at or above the rate of price increases for similar products in geographic regions in which Nortel sells its products; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; anticipated growth in sales to enterprise customers including the full year impact to Nortel’s revenues from its acquisition of PEC Solutions, Inc., (now Nortel Government Solutions Incorporated); improvement in Nortel’s product costs due to favorable supplier pricing substantially offset by higher costs associated with initial customer deployments in emerging markets; cost reductions resulting from the completion of Nortel’s significant financial restatement exercise related to its two previous restatements and 2004 restructuring plan; a moderate increase in costs over 2005 related to investments in the finance organization and remedial measures related to Nortel’s material weaknesses in internal controls; increased employee costs relative to expected cost of living adjustments and employee bonuses offset by a significant reduction in executive recruitment and severance costs incurred in 2005; and the effective execution of Nortel’s strategy. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: a modest growth rate in the gross domestic product of global economies in the range of 3.2% which is unchanged from the growth rate in 2005; global service provider capital expenditures in 2006 reflecting flat to low single digit growth as compared to low double digit growth in 2005; a general increase in demand for broadband access, data traffic and wireless infrastructure and services in emerging markets with the rate of growth in developed markets beginning to slow; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s restatements and related matters including: Nortel’s restatement announced in this press release and two previous restatements of its financial statements and related events and that the previously filed financial statements of Nortel and NNL and related audit reports should not be relied upon; the negative impact on Nortel and NNL of their announced restatement and delay in filing their financial statements and related periodic reports causing them to breach their public debt indentures and obligations under their credit facilities with the possibility that the holders of their public debt or NNL’s lenders would seek to accelerate the maturity of that debt; and causing a breach of NNL’s support facility with EDC with the possibility that EDC would refuse to issue additional support under the facility, terminate its commitments under the facility or require NNL to cash collateralize all existing support; legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of Nortel in the U.S. and Canada; any significant pending civil litigation actions not encompassed by Nortel’s proposed class action settlement; any substantial cash payment and/or significant dilution of Nortel’s existing equity positions resulting from the finalization and approval of its proposed class action settlement, or if such proposed class action settlement is not finalized, any larger settlements or awards of damages in respect of such class actions; any unsuccessful remediation of Nortel’s material weaknesses in internal control over financial reporting resulting in an inability to report Nortel’s results of operations and financial condition accurately and in a timely manner; the time required to implement Nortel’s remedial measures; Nortel’s inability to access, in its current form, its shelf registration filed with the United States Securities and Exchange Commission (SEC), and Nortel’s below investment grade credit rating and any further adverse effect on its credit rating due to Nortel’s restatement of its financial statements announced in this press release; any adverse affect on Nortel’s business and market price of its publicly traded securities arising from continuing negative publicity related to Nortel’s restatements; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives; any breach by Nortel of the continued listing requirements of the NYSE or TSX causing the NYSE and/or the TSX to commence suspension or delisting procedures; any default in Nortel’s filing obligations extending beyond two months from the date hereof (May 9, 2006) causing any Canadian securities regulatory authority to impose an order to cease all trading in Nortel’s securities within the applicable jurisdiction or to impose such an order sooner if Nortel fails to comply with the alternate information guidelines of such regulatory authorities; (ii) risks and uncertainties relating to Nortel’s business including: yearly and quarterly fluctuations of Nortel’s operating results; reduced demand and pricing pressures for its products due to global economic conditions, significant competition, competitive pricing practice, cautious capital spending by customers, increased industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material and adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong or because of certain barriers in its efforts to expand internationally; any reduction in Nortel’s operating results and any related volatility in its market price of its publicly traded securities arising from any decline in its gross margin, or fluctuations in foreign currency exchange rates; any negative developments associated with Nortel’s supply contract and contract manufacturing agreements including as a result of using a sole supplier for key optical networking solutions components, and any defects or errors in Nortel’s current or planned products; any negative impact to Nortel of its failure to achieve its business transformation objectives; restrictions on how Nortel and its president and chief executive officer conduct its business arising from a settlement with Motorola Inc.; additional valuation allowances for all or a portion of its deferred tax assets; Nortel’s failure to protect its intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; changes in regulation of the Internet and/or other aspects of the industry; Nortel’s failure to successfully operate or integrate its strategic acquisitions, or failure to consummate or succeed with its strategic alliances; any negative affect of Nortel’s failure to evolve adequately its financial and managerial control and reporting systems and processes, manage and grow its business, or create an effective risk management strategy; and (iii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: the impact of Nortel’s restatement announced in this press release and two previous restatements of its financial statements; any acceleration under their public debt indentures and credit facilities, which may result in Nortel and NNL being unable to meet their respective payment obligations; any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of credit facility covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues and the provisions of its credit facilities; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative affect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and further declines in Nortel’s market price of its publicly traded securities, or any future share consolidation resulting in a lower total market capitalization or adverse affect on the liquidity of Nortel’s common shares. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.
Nortel will host a teleconference/audio webcast to discuss this release.
TIME: 8:00 AM — 9:00 AM ET on Friday, March 10, 2006
To participate, please call the following at least 15 minutes prior to the start of the event.

Teleconference:	Webcast:
North America: 1-888-211-4395	http://www.nortel.com/teleconference
International: 1-212-231-6007
Replay:
(Available one hour after the conference call until 5:00 p.m. ET, April 6, 2006)

North America:	1-800-383-0935	Passcode: 21285361#
International:	1-402-530-5545	Passcode: 21285361#
Webcast:	http://www.nortel.com/teleconference

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations
(Preliminary and Unaudited)
(Millions of U.S. dollars, except per share amounts)

	Three months ended
	December 31,	Three months ended December 31,
	2005(a)	2004		2004
		(As previously	(Anticipated	(Preliminary
		reported)	restatement	anticipated
			adjustments)(a)	restated)(a)

Revenues	$2,947	$2,615	$(30)	$2,585
Cost of revenues	1,672	1,431	(16)	1,415

Gross profit	1,275	1,184	(14)	1,170

Selling, general and administrative expense	674	542	(14)	528
Research and development expense	450	494	(3)	491
Amortization of intangibles	6	3	—	3
Special charges	28	81	(5)	76
(Gain) loss on sale of businesses and assets	11	16	(4)	12
Shareholder litigation settlement expense	2,474	—	—	—

Operating earnings (loss)	(2,368)	48	12	60
Other income — net	112	119	(38)	81
Interest expense
Long-term debt	(48)	(61)	—	(61)
Other	(4)	8	—	8

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(2,308)	114	(26)	88
Income tax benefit (expense)	101	(3)	—	(3)

	(2,207)	111	(26)	85
Minority interests — net of tax	(2)	(17)	—	(17)
Equity in net earnings (loss) of associated companies — net of tax	1	2	—	2

Net earnings (loss) from continuing operations	(2,208)	96	(26)	70
Net earnings from discontinued operations — net of tax	0.00	37	0.00	37

Net earnings (loss)	(2,208)	133	(26)	107

Basic earnings (loss) per common share
— from continuing operations	$(0.51)	$0.02	$(0.01)	$0.01
— from discontinued operations	0.00	0.01	0.00	0.01

Basic earnings (loss) per common share	$(0.51)	$0.03	$(0.01)	$0.02

Diluted earnings (loss) per common share
— from continuing operations	$(0.51)	$0.02	$(0.01)	$0.01
— from discontinued operations	0.00	0.01	0.00	0.01

Diluted earnings (loss) per common share	$(0.51)	$0.03	$(0.01)	$0.02

(a)	These results are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations
(Preliminary and Unaudited)
(Millions of U.S. dollars, except per share amounts)

	Twelve months ended
	December 31,	Twelve months ended December 31,
	2005(a)	2004		2004
		(As previously	(Anticipated	(Preliminary
		reported)	restatement	anticipated
			adjustments)(a)	restated)(a)

Revenues	$10,829	$9,828	$(77)	$9,751
Cost of revenues	6,370	5,750	(17)	5,733

Gross profit	4,459	4,078	(60)	4,018

Selling, general and administrative expense	2,403	2,138	(11)	2,127
Research and development expense	1,852	1,959	(2)	1,957
Amortization of intangibles	16	10	—	10
Special charges	173	180	(2)	178
(Gain) loss on sale of businesses and assets	46	(98)	(3)	(101)
Shareholder litigation settlement expense	2,474	—	—	—

Operating earnings (loss)	(2,505)	(111)	(42)	(153)

Other income — net	298	231	(51)	180
Interest expense
Long-term debt	(204)	(193)	—	(193)
Other	(10)	(10)	—	(10)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(2,421)	(83)	(93)	(176)
Income tax benefit (expense)	52	29	—	29

	(2,369)	(54)	(93)	(147)
Minority interests — net of tax	(48)	(46)	—	(46)
Equity in net earnings (loss) of associated companies — net of tax	4	—	—	—

Net earnings (loss) from continuing operations	(2,413)	(100)	(93)	(193)
Net earnings from discontinued operations — net of tax	1	49	—	49

Net earnings (loss)	(2,412)	(51)	(93)	(144)

Basic earnings (loss) per common share
— from continuing operations	$(0.56)	$(0.02)	$(0.02)	$(0.04)
— from discontinued operations	0.00	0.01	0.00	0.01

Basic earnings (loss) per common share	$(0.56)	$(0.01)	$(0.02)	$(0.03)

Diluted earnings (loss) per common share
— from continuing operations	$(0.56)	$(0.02)	$(0.02)	$(0.04)
— from discontinued operations	0.00	0.01	0.00	0.01

Diluted earnings (loss) per common share	$(0.56)	$(0.01)	$(0.02)	$(0.03)

Cash and cash equivalents	$2,952	$3,686	$—	$3,686

(a)	These results are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.

Segment revenues
The following table summarizes an estimated allocation of our revenues for the three months ended December 31, 2005 and 2004, by segment:

	Three Months
	Ended December 31,	Three Months Ended December 31,
	2005(a)	2004		2004
			(Anticipated	(Preliminary
		(As previously	restatement	anticipated
		reported)	adjustments)(a)	restated)(a)

Revenues
Carrier Packet Networks	$802	$685	$(2)	$683
CDMA Networks	741	616	(15)	601
GSM and UMTS Networks	755	665	8	673
Enterprise Networks	651	651	(21)	630

Total reportable segments	2,949	2,617	(30)	2,587
Other	(2)	(2)	—	(2)

Total revenues	$2,947	$2,615	$(30)	$2,585

(a)	These results are based on estimated allocations of revenue and are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.
The following table summarizes an estimated allocation of our revenues for the twelve months ended December 31, 2005 and 2004, by segment:

	Twelve Months
	Ended December 31,	Twelve Months Ended December 31,
	2005(a)	2004		2004
			(Anticipated	(Preliminary
		(As previously	restatement	anticipated
		reported)	adjustments)(a)	restated)(a)

Revenues
Carrier Packet Networks	$2,920	$2,625	$(1)	$2,624
CDMA Networks	2,418	2,263	(2)	2,261
GSM and UMTS Networks	2,888	2,575	(19)	2,556
Enterprise Networks	2,599	2,354	(55)	2,299

Total reportable segments	10,825	9,817	(77)	9,740
Other	4	11	—	11

Total revenues	$10,829	$9,828	$(77)	$9,751

(a)	These results are based on estimated allocations of revenue and are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.

Geographic revenues
The following table summarizes our geographic revenues for the three months ended December 31, 2005 and 2004, based on the location of the customer:

	Three Months
	Ended December 31,	Three Months Ended December 31,
	2005(a)	2004		2004
			(Anticipated	(Preliminary
		(As previously	restatement	anticipated
		reported)	adjustments)(a)	restated)(a)

Revenues
United States	$1,410	$1,180	$(41)	$1,139
EMEA(b)	779	760	27	787
Canada	145	155	(9)	146
Asia Pacific	368	349	7	356
CALA(c)	245	171	(14)	157

Consolidated	$2,947	$2,615	$(30)	$2,585

(a)	These results are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.
(b)	The Europe, Middle East and Africa region, or EMEA.

(c)	The Caribbean and Latin America region, or CALA.

The following table summarizes our geographic revenues for the twelve months ended December 31, 2005 and 2004, based on the location of the customer:

	Twelve Months
	Ended December 31,	Twelve Months Ended December 31,
	2005(a)	2004		2004
			(Anticipated	(Preliminary
		(As previously	restatement	anticipated
		reported)	adjustments)(a)	restated)(a)

Revenues
United States	$5,216	$4,833	$(41)	$4,792
EMEA	2,768	2,580	9	2,589
Canada	642	568	(39)	529
Asia Pacific	1,505	1,253	28	1,281
CALA	698	594	(34)	560

Consolidated	$10,829	$9,828	$(77)	$9,751

(a)	These results are preliminary and unaudited and reflect known restatement adjustments. These results are subject to change as a result of any adjustments arising from the restatement process, subsequent events and the completion of the audit of the financial statements by Nortel’s independent auditors.